EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

As the successor firm to Corbin & Wertz, we consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of AMDL, Inc. (the “Company”) on Form S-3 of Corbin & Wertz’s report dated January 23, 2002, except for Notes 7 and 13, as to which the date is March 11, 2002, on Corbin & Wertz’s audit of the financial statements of the Company as of December 31, 2001, and for each of the years in the two-year period then ended, which report is included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2001. We also consent to the use of Corbin & Wertz’s name as it appears under the caption “Experts.”

CORBIN & COMPANY, LLP

Irvine, California February 6, 2003

II-12